Lake Shore Bancorp, Inc. Reports First Quarter

Net Income

Board Declares Cash Dividend of $0.07 Per Share

DUNKIRK, N.Y. — April 24, 2014 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced first quarter 2014 net income of $0.8 million, or $0.14 per diluted share, compared to net income of $0.9 million, or $0.16 per diluted share, for the first quarter of 2013. The lower net income, as compared to first quarter 2013, was a reflection of slight decreases in both net interest income and non-interest income, and increased non-interest expense partially offset by a $45,000 reduction to the provision for loan losses.

 2014 First Quarter Highlights

•	Annualized deposit growth of 5.3% from December 31, 2013
•	Total asset growth of $5.8 million from December 31, 2013
•	Board of Directors approves cash dividend of $0.07 payable on May 21, 2014

“We understand the important role that Lake Shore Savings plays in the economic vitality of the Western New York communities within our service area, and we remain committed to helping our customers and communities succeed. Our unwavering commitment to providing quality service and products continues to drive solid financial results in a competitive environment,” said Daniel P. Reininga, President and Chief Executive Officer. “We continue to focus on advancing our strategic initiatives which includes mitigation of interest rate risk to position the Bank for strong performance in a rising rate environment.  The Company’s Board and management remain committed to a program of prudent growth which includes expansion of the Bank’s current customer base throughout its core market areas in Western New York.  We have recently completed an upgrade to our consumer online banking website and have initiated the roll-out of our mobility banking product offerings.  During the second quarter of 2014 we will begin to implement a business online banking product to meet the cash management needs of our commercial customers.  We are also in the process of implementing additional online bill payment services for all of our customers and improving the technology platforms used by our employees to improve efficiencies in customer service.”

First quarter 2014 and 2013 net interest income was $3.7 million. First quarter 2014 interest income of $4.5 million declined $0.1 million in comparison to the prior year quarter primarily due to lower average interest rates on the Bank’s loan portfolio, partially offset by growth in average interest-earning assets. Interest expense for the first quarter of 2014 was down $0.1 million, or 9.4%, to $0.8 million, compared to first quarter 2013, reflecting an 8 basis point reduction in average deposit rates, a 30 basis point reduction in the average cost of borrowings and lower average balances for borrowings.

The Bank’s first quarter 2014 net interest margin of 3.32% was down 4 basis points compared to 3.36% for first quarter 2013, and down 12 basis points compared to 3.44% for the quarter ended December 31, 2013. First quarter 2014 net interest margin reflected a 13 basis point decline in the average interest rate on interest-earning assets, which was partially offset by a 10 basis point decline in the average cost of interest-bearing liabilities, compared to the prior year first quarter.   The decline in the first quarter 2014 net interest margin compared to the quarter ending December 31, 2013 was due to a 16 basis point decline in the average interest rate on interest-earning assets, offset by a 4 basis point decline in the average cost of interest-bearing liabilities.

2014 first quarter average interest-earning assets increased by $2.0 million in comparison to first quarter 2013, primarily as a result of growth in total loans. During the same period, average interest-bearing liabilities increased by $2.0 million reflecting a $7.7 million increase in average deposits offset by a $5.7 million reduction in the Bank’s average borrowings.

First quarter 2014 and 2013 non-interest income was $0.5 million. Current year non-interest income included decreased earnings on bank owned life insurance resulting from declining yields.  First quarter 2014 non-interest income also included a net decrease of $15,000 resulting from a loss on the sale of one asset-backed security, offset by a partial recovery on a bond that had previously been charged off.

Non-interest expense of $3.2 million for first quarter 2014 was up 4.3%, or $0.1 million, compared with the prior year quarter, primarily as a result of increased salary and benefits expense and higher occupancy and equipment cost. Both of these expense category increases were primarily the result of the opening of a new retail banking location in Snyder, New York during second quarter 2013.

During first quarter 2014, the Bank made no provision for loan losses, as the Bank’s allowance for loan loss balance at March 31, 2014 was sufficient to offset estimated inherent losses in the Bank’s loan portfolio. In the prior year quarter the provision was $45,000, which reflected the Bank’s commercial real estate portfolio growth along with an increase in classified residential mortgage loans.

Non-performing loans as a percent of total loans at March 31, 2014 were 1.91%, up 25 basis points from 1.66% at December 31, 2013, primarily due to the addition of one commercial loan. The Bank’s allowance for loan losses as a percent of total loans was 0.65% on March 31, 2014 and December 31, 2013.

Total assets at March 31, 2014 were $488.0 million, an annualized increase of 4.8% since December 31, 2013. Total deposits at March 31, 2014 were $393.3 million, an increase of $5.1 million, or an annualized increase of 5.3% from December 31, 2013. Stockholders’ equity at March 31, 2014 was $67.4 million, an increase of $2.1 million, or an annualized increase of 13.1%, compared with December 31, 2013. The increase in stockholders’ equity was primarily a result of a $1.5 million increase in unrealized gains on the available for sale investment portfolio and first quarter 2014 net income.

Dividend Declared

On April 23, 2014 the Company announced that the Board of Directors had approved a $0.07 per share cash dividend on its common stock, payable on May 21, 2014, to shareholders of record as of May 6, 2014. Based on the Company’s closing stock price of $12.26 on April 23, 2014, the implied dividend yield for the Company’s common stock is 2.28%.

Lake Shore, MHC (the “MHC”), the top-tier holding company for Lake Shore Bancorp, Inc., obtained approval from its members (depositors of Lake Shore Savings Bank) to waive receipt of any dividends declared on the Company’s common stock (up to $0.28 per share) within the 12 months after the February 5, 2014 special meeting. Following receipt of member approval, the MHC applied to the Federal Reserve Bank of Philadelphia for its non-objection to dividend waivers by the MHC (up to $0.28 per share for the same 12 month period). The MHC received the Federal Reserve Bank’s non-objection on March 6, 2014. The MHC holds 3,636,875 shares, or 61.5% of the Company’s total outstanding stock.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	March 31,	December 31,
	2014	2013
	(Unaudited)
	(Dollars in thousands)

Total assets	$487,991	$482,167
Cash and cash equivalents	28,106	17,202
Securities available for sale	155,317	157,964
Loans receivable, net	275,490	277,345
Deposits	393,337	388,235
Short-term borrowings	11,900	11,650
Long-term debt	7,050	7,850
Stockholders’ equity	67,410	65,271

Statements of Income
	Three Months Ended
	March 31,
	2014	2013
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,538	$4,661
Interest expense	826	912
Net interest income	3,712	3,749
Provision for loan losses	-	45
Net interest income after provision for loan losses	3,712	3,704
Total non-interest income	480	515
Total non-interest expense	3,238	3,103
Income before income taxes	954	1,116
Income tax expense	179	210
Net income	$775	$906
Basic and diluted earnings per share	$0.14	$0.16
Dividends declared per share	$0.07	$0.07

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended
	March 31,
	2014	2013
	(Unaudited)

Return on average assets	0.64%	0.76%
Return on average equity	4.64%	5.38%
Average interest-earning assets to average interest-bearing liabilities	119.33%	119.43%
Interest rate spread	3.17%	3.20%
Net interest margin	3.32%	3.36%

	March 31,	December 31,
	2014	2013
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.91%	1.66%
Non-performing assets as a percent of total assets	1.20%	1.08%
Allowance for loan losses as a percent of total net loans	0.65%	0.65%
Allowance for loan losses as a percent of non-performing loans	33.82%	39.36%